January 31, 2000


Shalom Z. Hirschman, M.D.
President and CEO
Advanced Viral Research Corp.
200 Corporate Boulevard South
Yonkers, NY 10701

Dear Dr. Hirschman:

         We are delighted that you have named us as your public relations firm. Clearly, the ADVR story is an incredibly exciting one, and we are looking forward to helping you tell it, to raise the company's profile in the media and, through the media, within the financial community.

         The scope of our work is outlined in our proposal to you, dated November 2, 1999. We have agreed on fees and terms as follows, from November 3, 1999 through May 3, 2000:

         o Fees of $7,500 per month, payable at $5,000 per month for the next four months. If, after four months, ADVR elects to continue working with us, the balance of $10,000 would be due and payable, and our monthly fee will thereafter be billable and payable at $7,500 per month. If ADVR elects within the first four months to discontinue our services, the $10,000 balance or any portion of the $10,000 balance that has been billed will be canceled.

         o 180,000 shares of legended Rule 144 ADVR stock, priced at $.25 per share, issued to Bratskeir & Company. The shares will have "piggy back" registration rights for ADVR registrations after June 30, 2000.

         o Overnight shipping, travel and long distance telephone, to be billed at cost.

         o Production expenses for such items as photography, graphic art, printing and videography, to be billed at cost plus a mark-up of 17.65%.

         o This agreement is cancelable by ADVR or Bratskeir & Company at any time, with 30 days written notice. Only if cancelled by Bratskeir, Bratskeir will be obliged to return a portion of the ADVR common stock proportionate to the time remaining on this six-month agreement.

         Dr. Hirschman, we are all looking forward to working closely with you and your colleagues, and to helping ADVR to achieve the great possibilities that it offers.

         If the terms of this agreement are satisfactory to you, please sign the enclosed copy and return it to me.

Sincerely,


/S/ Stan Bratskeir
------------------
Stan Bratskeir
President


Agreed to:  Advanced Viral Research, Inc.

Dated: As of November 9, 1999


/S/ Shalom Z. Hirschman, M.D.
-----------------------------
Shalom Z. Hirschman, M.D., President